Exhibit 4.32

Supplementary Agreement to Qian Hui’s Transfer of the Equity of Shanghai Huajian Clinic Ltd. to Shanghai iKang Guobin Holding Co., Ltd.

This supplementary agreement (hereinafter referred to as the “Agreement”) is entered into by and between Party A and Party B as below in Shanghai, the People’s Public of China on June 9th, 2014.

Party A: Qian Hui

Party B: Shanghai iKang Guobin Holding Co., Ltd.

WHEREAS:

1. This Agreement is a supplementary agreement to the equity transfer agreement by Party A and Party B dated December 30th, 2013 (hereinafter referred to as “Equity Transfer Agreement”).

2. Party A and Party B, in accordance with the Equity Transfer Agreement, have finished the following main work: financial audit of Shanghai Huajian Clinic Ltd. (hereinafter referred to as “Shanghai Huajian”) as of the reference date, December 31st, 2013.

NOW THEREFORE, according to the Contract Law of the People’s Republic of China, the Company Law of the People’s Republic of China and other relevant provisions of laws and regulations, in order for further performance of the Equity Transfer Agreement, the Parties have concluded this contract upon negotiation and consensus, for their joint observation.

I. Transaction Price

According to the pricing mode stipulated in the Equity Transfer Agreement, which sets out the equation of “transaction price = purchasing benchmark price determined by premium+/-the differences between creditor’s right and debt as of the reference date”, the Parties unanimously acknowledge that:

1. The audited balance of creditor’s right and debt of Shanghai Huajian as of the reference date is RMB +4,722,016.01 (RMB FOUR MILLION SEVEN HUNDRED AND TWENTY TWO THOUSAND SIXTEEN POINT ZERO ONE), in which Party A holds the equity in an amount of RMB +1,558,265 (RMB ONE MILLION FIVE HUNDRED AND FIFTY EIGHT THOUSAND TWO HUNDRED AND SIXTY FIVE).

2. Party B shall pay Party A the transaction price of RMB 39,600,000+1558265=41,158,265 (RMB FOURTY ONE MILLION ONE HUNDRED AND FIFTY EIGHT THOUSAND TWO HUNDRED AND SIXTY FIVE).

II. Payment Method

1. According to the Equity Transfer Agreement, the Parties acknowledge that Party A has received from Party B RMB 29,304,000 of the total price, and Party B shall pay Party A the remaining RMB 10,296,000 prior to June 30th, 2014.

2. The Parties agree that the payment of RMB 1,558,265 of the total price, as set out in the Equity Transfer Agreement and determined upon data audit in this Agreement, shall be performed by Shanghai Huajian to Party A by means of profit distribution.

III. Miscellaneous

1. This Agreement shall take effect upon execution by Party A and Party B.

2. This Agreement is made in two counterparts, with each party holding one. Both counterparts will have equal binding force.

3. This Agreement has the same legal force as the Equity Transfer Agreement, and is legally binding on both parties.

4. Annexes to this Agreement: (1) the Equity Transfer Agreement; (2) the audit report of the creditor’s right and the debt of Shanghai Huajian as of the reference date.

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Qian Hui	Shanghai iKang Guobin Holding Co., Ltd. (Company Seal)
/s/ Qian Hui